Exhibit 10.8

EXASCALE LABS HOLDINGS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Exascale Labs Holdings Inc., a Delaware corporation (the “Company”), believes that the granting of cash and equity compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Non-Employee Directors”). This Non-Employee Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Non-Employee Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Exascale Labs Holdings Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the cash payments paid and equity awards granted to such Non-Employee Director under this Policy.

1.	ANNUAL CASH COMPENSATION

Annual Cash Retainer

Each Non-Employee Director will be paid an annual cash retainer of $70,000. There are no per-meeting attendance fees for attending Board meetings or meetings of stockholders of the Company.

Additional Chair and Lead Director Annual Cash Retainer

Each Non-Employee Director who serves as a lead director or chairperson of a committee of the Board will be paid additional annual cash fees as follows:

Lead Independent Director:	$25,000
Audit Committee Chair:	$20,000
Compensation Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$15,000

All cash retainers will be paid quarterly in arrears on a prorated basis to each Non-Employee Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For clarity, a Non-Employee Director who has served as a Non-Employee Director or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Non-Employee Director has served in the relevant capacities. For clarity, a Non-Employee Director who has served as a Non-Employee Director or as a member of an applicable committee (or chair thereof) from the closing of the Company’s business combination (the “Closing”) through the end of the Fiscal Quarter containing the Closing (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable cash retainer(s), calculated based on the number of days during the Initial Period that such Non-Employee Director has served in the relevant capacities.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

2.	EQUITY COMPENSATION

Non-Employee Directors will be eligible to receive all types of Awards (excluding Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant). All grants of Awards to Non-Employee Directors pursuant to this Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions and subject to applicable provisions of the Plan:

(a)	Initial Award. Each individual who first becomes a Non-Employee Director after the adoption of this Policy will be granted an Award of Restricted Stock Units (the “Initial Award”) covering an aggregate of 15,000 shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), which grant will be effective on the date on which such individual first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that the Initial Award to Non-Employee Directors who first became non-Employee Directors upon the Closing shall be effective on the first trading day after the date of the adoption of this Policy.

(b)	Annual Award. Each Non-Employee Director will be granted an Award of Restricted Stock Units (an “Annual Award”) covering an aggregate of 15,000 shares of Class A Common Stock, on the first trading day following each annual meeting of the stockholders of the Company (unless the Board determines to award them on a different date), beginning with the annual meeting of stockholders of the Company held in 2027; provided that any Non-Employee Director who is not continuing as a Director during the calendar year following such annual meeting of stockholders of the Company will not receive an Annual Award with respect to such meeting.

(c)	Vesting. Subject to Sections 2(d) and 5 below, the Initial Award and each Annual Award will vest entirely on the earlier of (i) the one (1) year anniversary of the applicable grant date and (ii) the scheduled expiration of the Non-Employee Director’s term as a director at an annual meeting of the stockholders of the Company at which the Non-Employee Director is not nominated for re-election, in each case subject to the Non-Employee Director continuing to provide service to the Company through such vesting date.

(d)	Change in Control. In the event of a Change in Control, each Non-Employee Director will fully vest in his or her Initial Award and/or each Annual Award provided that the Non-Employee Director continues to provide service through such date.

(e)	Excluded Director. Notwithstanding anything in this Policy to the contrary, Wenying Jia, for so long as she serves as a Non-Employee Director, will not be eligible to receive an Initial Award or any Annual Award under this Section 2, and will be entitled only to the cash compensation set forth in Section 1 for her service as a Non-Employee Director.

3.	TRAVEL EXPENSES

Each Non-Employee Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Non-Employee Directors.

5.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of stock or other securities of the Company or other change in the corporate structure of the Company affecting the Class A Common Stock occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of shares of Class A Common Stock issuable pursuant to Awards granted under this Policy.

6.	LIMITATIONS

No Non-Employee Director may be issued in any fiscal year cash payments (including the fees under Section 1 above) and Awards (including Awards under Section 2 above) with aggregate value greater than $750,000, increased to $1,000,000 in the fiscal year of his or her initial service as a Non-Employee Director. Any Awards or other compensation granted to an individual for his or her services as an employee, or for his or her services as a consultant other than a Non-Employee Director, will be excluded for purposes of the limitations under this Section 6.

7.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse a Non-Employee Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	REVISIONS

The Board or any committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of a Non-Employee Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Non-Employee Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee of the Board’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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